Exhibit 23

Consent of Independent Registered Public Accounting Firm

We hereby consent to the incorporation by reference in Registration Nos. 333-139733 and 333-156067 of BNC Bancorp on Form S-8 and Registration Nos. 333-150160, 333-168913 and 333-169567 of BNC Bancorp on Form S-3 of our report dated March 15, 2012, related to the consolidated financial statements of BNC Bancorp and subsidiary at December 31, 2011 and 2010, and for each of the years in the three-year period ended December 31, 2011 and internal controls for the year ended December 31, 2011, which report appears in this Annual Report on Form 10-K of BNC Bancorp.

/s/ Cherry, Bekaert & Holland, L.L.P.

Raleigh, North Carolina

March 15, 2012